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EXHIBIT 12.1

Euramax International, Inc.
Statement of Computation of Ratio of Earnings to Fixed Charges

	Years ended												Six months ended
	December 25, 1998		December 31, 1999		December 29, 2000		December 28, 2001		December 27, 2002		Pro forma (1) December 27, 2002		June 27, 2003		Pro forma (1) June 27, 2003
Earnings:
Earnings before income taxes	$23,137		$22,576		$8,998		$10,251		$31,269		$29,303		$12,837		$11,923
Fixed charges	26,189		24,475		28,259		27,599		25,278		24,456		12,997		12,485

Total earnings	49,426		47,051		37,257		37,850		56,567		63,769		25,234		24,408

Fixed charges:
Interest expense	24,204		22,369		26,376		25,727		23,034		22,212		11,152		11,240
Implicit interest in rent expense	2,065		2,100		1,883		1,872		2,244		2,244		1,245		1,245

Total fixed charges	26,289		24,475		28,269		27,599		25,278		24,456		12,397		12,485

Ratio of earnings to fixed charges	1.88	x	1.92	x	1.32	x	1.37	x	2.24	x	2.20	x	2.04	x	1.95	x

(1)
Giving pro forma effect to the transactions and assumptions described in "Unaudited Pro Forma Condensed Consolidated Financial Statements" as if they had occurred on December 29, 2001 and December 28, 2003, respectively.

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  EXHIBIT 12.1
Euramax International, Inc. Statement of Computation of Ratio of Earnings to Fixed Charges